Exhibit 10.23

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Amendment”) is entered into by and between WCOT/HILL SAN CLEMENTE, LP, a Delaware limited partnership (“Landlord”), as successor-in-interest to 3900 San Clemente, L.P. (“Original Landlord”) and BAZAARVOICE, INC., a Delaware corporation (“Tenant”).

WHEREAS, Original Landlord and Tenant entered into that certain Office Lease Agreement dated as of July 15, 2009 (the “Lease Agreement”) pursuant to which Tenant leased from Landlord certain space in that building known as 3900 San Clemente, and located at 3900 N. Capital of Texas Highway, Austin, Texas 78746 (the “Building”), as more particularly described therein;

WHEREAS, the Lease Agreement has been amended by that certain Acceptance of Premises Memorandum dated October 21, 2009, that certain First Amendment to Lease Agreement dated as of January 19, 2010, that certain Second Amendment to Lease dated as of February 8, 2010, that certain Third Amendment to Lease dated as of March 30, 2010, that certain Acceptance of Premises Memorandum for Suite 250 dated May 12, 2010, that certain Fourth Amendment to Lease (the “Fourth Amendment”) dated as of May 11, 2011, and that certain Acceptance of Premises Memorandum for Suite 260 dated August 30, 2011 (the Lease Agreement, as amended, the “Lease”), whereby Tenant currently leases from Landlord approximately 94,086 square feet of Agreed Rentable Area (the “Current Premises”) consisting of the areas known as (i) Suites 250 and 300 on the second (2nd) and third (3rd) floors of the Building, collectively containing approximately 76,804 square feet of Agreed Rentable Area (collectively, “Suites 250 and 300”) and (ii) Suite 260 located on the second (2nd) floor of the Building, containing approximately 17,282 square feet of Agreed Rentable Area (“Suite 260”);

WHEREAS, Tenant desires to lease additional space in the Building containing approximately 19,282 square feet of Agreed Rentable Area (the “Third Expansion Space”), consisting of approximately 11,874 square feet of Agreed Rentable Area located on the fourth (4th) floor of the Building and approximately 7,408 square feet of Agreed Rentable Area on the first (1st) floor of the Building, all as shown on Exhibit A attached hereto;

WHEREAS, the Term of the Lease is currently scheduled to expire on January 31, 2015 with respect to Suites 250 and 300 and on October 31, 2015 with respect to Suite 260, and Tenant desires to extend the Term of the Lease with respect to the entire Premises, including Suites 250 and 300, Suite 260, and the Third Expansion Space, to expire coterminously on December 31, 2015;

WHEREAS, subject to the terms and conditions set forth below, Landlord has agreed to lease the Third Expansion Space to Tenant and to extend the Term as set forth herein; and

WHEREAS, Landlord and Tenant desire to amend the Lease to reflect their agreements as to the terms and conditions governing Tenant’s lease of the Third Expansion Space and the extension of the Term of the Lease.

NOW, THEREFORE, in consideration of the premises and the mutual covenants between the parties herein contained, Landlord and Tenant hereby agree as follows:

1. Premises.

(a) Effective as of the Third Expansion Date (hereinafter defined), Landlord shall lease the Third Expansion Space to Tenant and Tenant shall lease the Third Expansion Space from Landlord, and the Premises, as defined in the Lease, shall mean, collectively, the Current Premises and the Third Expansion Space. Accordingly, effective as of the Third Expansion Date, the “Agreed Rentable Area”, as defined in Item 2 of the Basic Lease Provisions, shall be amended to mean 113,368 square feet. The Third Expansion Space shall be subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances or free rent in connection with the Third Expansion Space granted with respect to the Current Premises unless such concessions are expressly provided for herein with respect to the Third Expansion Space.

(b) As used herein, the “Third Expansion Date” shall mean the earlier to occur of (i) June 1, 2012 or (ii) the date of Substantial Completion with respect to the Third Expansion Space, which date of Substantial Completion shall be subject to adjustment for any Tenant Delays (as defined and determined in accordance with the terms of the Work Letter attached hereto as Exhibit B) and delivery of possession of the Third Expansion Space in vacant, broom clean condition. Upon Substantial Completion of the Third Expansion Space, Landlord and Tenant shall execute an Acceptance of Premises Memorandum in substantially the form of Exhibit E attached to the Lease. If Tenant occupies any portion of the Third Expansion Space, other than for the purposes of installing Tenant’s property as described in Section 1(c) below, without executing the Acceptance of Premises Memorandum, Tenant shall be deemed to have accepted such Third Expansion Space for all purposes, subject to the terms of the Lease and this Amendment as otherwise applicable to the Premises (e.g., Tenant’s express rights to object to defects). Effective as of the Third Expansion Date, Exhibit A attached hereto shall be added to and incorporated into Exhibit A to the Lease.

(c) Tenant shall have the right to access the Third Expansion Space approximately two (2) weeks prior to Substantial Completion of the Tenant’s Improvements (as defined in Exhibit B attached hereto) in the Third Expansion Space for the sole purpose of installing furniture, trade fixtures, telecommunications or other personal property of Tenant and otherwise preparing the Third Expansion Space for occupancy, provided that Tenant coordinates such access with Landlord’s general contractor and does not materially interfere with the construction of the Tenant’s Improvements. Such access shall be subject to all of the terms and conditions of the Lease, and except for the cost of above Building standard services requested by Tenant in writing (e.g. after hours HVAC), Tenant shall not be required to pay Rent or other remuneration with respect to the Third Expansion Space for the period of time prior to the Third Expansion Date during which Tenant performs such work in the Third Expansion Space.

2. Term. The Term of the Lease with respect to the entire Premises, including the Current Premises and the Third Expansion Space, is hereby extended to expire on December 31, 2015, unless sooner terminated in accordance with the terms of the Lease, and the “Expiration Date”, as defined in the Lease, is hereby amended to mean December 31, 2015.

3. Basic Rent.

(a) Commencing on the Third Expansion Date, in addition to the Basic Rent payable with respect to the Current Premises, Tenant shall pay Basic Rent for the Third Expansion Space as follows:

Rental Period	Rate Per Square Foot of Agreed Rentable Area	Basic Annual Rent	Basic Monthly Rent
06/01/12 — 05/31/13	$20.50	$395,280.96	$32,940.08
06/01/13 — 05/31/14	$21.00	$404,922.00	$33,743.50
06/01/14 —12/31/15	$21.50	$414,563.04	$34,546.92

Landlord and Tenant acknowledge that the foregoing schedule of Basic Rent for the Third Expansion Space is based on the assumption that the Third Expansion Date will occur on June 1, 2012. If the actual Third Expansion Date is a date earlier than June 1, 2012, then the 06/01/12 date in the foregoing schedule shall be amended automatically to the actual Third Expansion Date; however, none of the other dates in such schedule shall be amended. Further, if the actual Third Expansion Date is earlier than June 1, 2012, then notwithstanding the foregoing amendment of the 06/01/12 date, Tenant shall not be required to pay Basic Rent or Additional Rent with respect to the Third Expansion Space for the period commencing on the Third Expansion Date and ending on the earlier of (i) 30 days after the Third Expansion Date and (ii) May 31, 2012.

(b) Commencing February 1, 2015, in addition to the Basic Rent payable for the Third Expansion Space and Suite 260, Tenant shall pay Basic Rent for Suites 250 and 300 as follows:

Rental Period	Rate Per Square Foot of Agreed Rentable Area	Basic Annual Rent	Basic Monthly Rent
02/01/15 — 12/31/15	$21.50	$1,651,286.04	$137,607.17

(c) Commencing November 1, 2015, in addition to the Basic Rent payable for the Third Expansion Space and Suites 250 and 300, Tenant shall pay Basic Rent for Suite 260 as follows:

Rental Period	Rate Per Square Foot of Agreed Rentable Area	Basic Annual Rent	Basic Monthly Rent
11/01/15 — 12/31/15	$21.50	$371,562.96	$30,963.58

(d) All such Basic Rent shall be payable in accordance with the terms of the Lease, as amended hereby.

4. Tenant’s Pro Rata Share Percentage. Commencing on the Third Expansion Date, Tenant shall pay Additional Rent with respect to the Third Expansion Space in accordance with the terms of the Lease, as amended hereby. Accordingly, effective as of the Third Expansion Date, “Tenant’s Pro Rata Share Percentage”, as defined in Item 4 of the Basic Lease Provisions, shall be amended to mean 45.1403%.

5. Acceptance of Third Expansion Space. Tenant acknowledges that Tenant has inspected the Third Expansion Space and, except for latent defects discovered and reported to Landlord by Tenant within 180 days after the Third Expansion Date and subject to Landlord’s completion of its obligations under the Work Letter attached hereto as Exhibit B, Tenant hereby accepts the Third Expansion Space (including the suitability of the Third Expansion Space for the Permitted Use) for all purposes. By taking possession of the Third Expansion Space, Tenant shall be deemed to have accepted the Third Expansion Space and agreed that the Third Expansion Space is in good order and satisfactory condition, with no representation or warranty by Landlord as to the condition of the Third Expansion Space or the Building or suitability thereof for Tenant’s use, except as otherwise expressly set forth in the Lease. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THE LEASE, NO WARRANTIES, EXPRESS OR IMPLIED, ARE MADE REGARDING THE CONDITION OR SUITABILITY OF THE THIRD EXPANSION SPACE ON THE THIRD EXPANSION DATE. FURTHER, TO THE EXTENT PERMITTED BY LAW, TENANT WAIVES ANY IMPLIED WARRANTY OF SUITABILITY OR OTHER IMPLIED WARRANTIES THAT LANDLORD WILL MAINTAIN OR REPAIR THE THIRD EXPANSION SPACE OR ITS APPURTENANCES EXCEPT AS MAY BE CLEARLY AND EXPRESSLY PROVIDED IN THE LEASE.

6. Renewal Option. Rider 1 to the Lease and Exhibits C and D to the Fourth Amendment are hereby deleted in their entireties. As Tenant’s sole renewal option under the Lease, as amended hereby, Tenant shall have the option to renew the Term of the Lease, with respect to the entire Premises (as expanded by this Amendment) only, in accordance with the terms of Exhibit C attached hereto.

7. Deletion of Termination Option. Rider 4 to the Lease is hereby deleted in its entirety and shall have no further force or effect. Tenant shall have no Termination Option under the Lease, as amended hereby.

8. Security Deposit. In addition to the Security Deposit and 260 Security Deposit currently required under the Lease, Tenant shall pay to Landlord contemporaneously with its execution and delivery of this Amendment the amount of $518,277.00 (the “Third Expansion Space Security Deposit”), which will be held as security for Tenant’s performance of the terms of the Lease, as amended hereby. The Third Expansion Space Security Deposit shall be subject to all the terms of the Lease applicable to the Security Deposit, including those allowing the Security Deposit to provided in the form of a letter of credit (references to the Third Expansion Space Security Deposit shall also include references to the letter of credit that Tenant may deliver in lieu of the cash Third Expansion Space Security Deposit); provided that the Third Expansion Space Security Deposit shall not be subject to reduction as set forth in the last paragraph of Article 3 of the Lease or the second paragraph of Section 8 of the Fourth Amendment with respect to the Security Deposit and the 260 Security Deposit, respectively. For example, if the Third Expansion Space Security Deposit is provided through an increase in the existing Letter of Credit and Tenant is entitled to reduce the Letter of Credit as of the last day of the forty-eighth (48th) Lease Month of the Term as provided in the last paragraph of Article 3 of the Lease, then the amount of such Letter of Credit would reduce to $1,576,277 (i.e. $300,000 for the reduced existing Security Deposit, plus $758,000 for the original 260 Security Deposit, plus $518,277.00 for the original Third Expansion Space Security Deposit).

Notwithstanding anything herein to the contrary, provided Tenant is not in default under the Lease as defined in Section 13.1 of the Lease and with respect to defaults for which Tenant has a notice and cure period, no notice of default has been given as of the effective date of the reduction of the Third Expansion Space Security Deposit, Tenant shall have the right to reduce the amount of the Third Expansion Space Security Deposit to $214,000.00 effective upon the occurrence of both of the following: (i) the last day of the thirty-sixth (36th) full calendar month following the Third Expansion Date and (ii) the date upon which Tenant’s audited financial statements shall reflect Tenant having (x) a tangible net worth (as determined in accordance with generally accepted accounting principles) of at least $100,000,000, and (y) cash and cash equivalents in an amount of not less than $50,000,000. In the event Tenant is in default under the Lease as defined in Section 13.1 or with respect to any defaults for which Tenant has a notice and cure period, a default notice has been given to Tenant, as of the effective date of the reduction, if any, of the Third Expansion Space Security Deposit, the same shall not reduce and Tenant shall maintain the Third Expansion Space Security Deposit in place without reduction. In the event Tenant is maintaining a cash Third Expansion Space Security Deposit (i.e., if Tenant has not elected to provide a letter of credit in lieu thereof) at the time of a reduction of the Third Expansion Space Security Deposit as described above, then the excess Third Expansion Space Security Deposit then held by Landlord shall be returned to Tenant within thirty (30) days after Landlord’s receipt of Tenant’s written request therefor, after deducting any amounts then payable by Tenant. From and after the date Tenant is entitled to a reduction of the Third Expansion Space Security Deposit as set forth above, Landlord shall not be entitled to draw under the letter of credit evidencing the Third Expansion Space Security Deposit more than the reduced amount, even if the existing letter of credit held by Landlord has a face amount greater than such reduced amount.

9. Parking. Tenant’s parking rights with respect to the Current Premises shall continue in accordance with the terms of the Lease. In addition, commencing on the Third Expansion Date and continuing so long as the Lease, as amended hereby, remains in effect with respect to the Third Expansion Space, Tenant or persons designated by Tenant shall have the right (but not the obligation) to rent, at no additional charge during the Term (as extended by this Amendment), (i) on an unreserved and non-exclusive basis sixty-nine (69) parking spaces in or on the roof of the Garage, and (ii) on a reserved basis eight (8) parking spaces in locations designated by Landlord in or on the roof of the Garage. Notwithstanding anything contained in the Lease, except as set forth in the preceding sentence, Tenant shall not be entitled to any additional parking spaces in connection with the addition of the Third Expansion Space to the Premises under the Lease. Tenant’s use of such additional spaces shall be governed by the terms of the Lease, except as otherwise provided herein.

10. Expansion Options. Rider 3 to the Lease, as amended by Section 10 of the Fourth Amendment, and Exhibit E to the Fourth Amendment, are hereby deleted in their entireties. Tenant shall have a right of first offer with respect to all available space in the Building, upon the terms and conditions set forth in Exhibit D attached hereto.

11. Sublease from Houston International Insurance Group, Ltd.

(a) Landlord and Houston International Insurance Group, Ltd., as successor by merger to Southwest Insurance Partners, Inc. (“Prospective Sublessor”) are parties to that certain Office Lease Agreement dated February 9, 2009 (the “Suite 200 Lease”) whereby Prospective Sublessor currently leases from Landlord approximately 7,510 square feet of Agreed Rentable Area known as Suite 200 on the second (2nd) floor of the Building (“Suite 200”). The Suite 200 Lease will expire by its terms on December 31, 2014. Tenant has advised Landlord that Tenant is in negotiations with Prospective Sublessor to sublease the entire Southwest Premises from Prospective Sublessor for the remainder of the term of the Suite 200 Lease (the “Proposed Sublease”). Under the terms of the Suite 200 Lease, Landlord’s consent is required for Prospective Sublessor to enter into the Proposed Sublease. Landlord hereby consents to the Proposed Sublease; further provided, however, that (a) Landlord shall not be obligated to release Prospective Sublessor from its obligations under the Suite 200 Lease (except as provided in Section 11(c) below), and (b) the Proposed Sublease shall be subject to all of the terms and provisions of the Suite 200 Lease, except that Riders 1, 2, 3, 4, and 5 to the Suite 200 Lease shall not apply to Tenant as the sublessee under the Proposed Sublease.

(b) If, with Landlord’s consent, Tenant enters into the Proposed Sublease, then upon the expiration or earlier termination of the Suite 200 Lease and the Proposed Sublease, Tenant shall have the right to expand the Premises under this Lease to include Suite 200 (the “Sublease Conversion Right”) by giving written notice thereof to Landlord no later than December 31, 2013 in the event of the natural expiration of the Suite 200 Lease, or within three (3) business days of Tenant’s receipt of written notice from Landlord of any earlier termination of the Suite 200 Lease. If Tenant properly exercises the Sublease Conversion Right, then effective January 1, 2015 (if the Suite 200 Lease is not terminated prior to its scheduled expiration date) or the day after the earlier termination of the Suite 200 Lease, if applicable, Suite 200 shall be considered a part of the Premises, and all of the terms and conditions of the Lease, as amended hereby, shall apply to Suite 200, including the Expiration Date, except that (i) no allowances or concessions granted to Tenant in connection with the Premises shall apply to Suite 200, it being agreed that Landlord shall not be obligated to perform any leasehold improvement work in Suite 200, and Suite 200 shall be accepted by Tenant in its condition and as-built configuration existing on January 1, 2015, and (ii) Tenant shall pay Basic Rent for Suite 200 for the period from January 1, 2015 (or such earlier date as Suite 200 is considered part of the Premises) through December 31, 2015 at the annual rate of $21.50 per square foot of Agreed Rentable Area in Suite 200.

(c) If Tenant exercises its Sublease Conversion Right, Landlord and Tenant will enter into an amendment to the Lease reflecting (i) the addition of Suite 200 to the Premises, (ii) the increase in Basic Annual Rent and Additional Rent payable under this Lease, (iii) the increase in Tenant’s Pro Rata Share Percentage (calculated with the increase in the total Agreed Rentable Area based upon the Agreed Rentable Area of Suite 200), (iv) Landlord’s express waiver of any obligation of Prospective Sublessor or Tenant to remove any Installations (as defined in the Suite 200 Lease) upon the expiration or earlier termination of the Suite 200 Lease, and Landlord’s express waiver of any obligation of Tenant to remove any Installations (as defined in the Suite 200 Lease) existing as of the commencement of the Proposed Sublease other than data and phone cabling upon the expiration or earlier termination of the Lease, as amended hereby, and (v) such other amendments as are necessary to fully effectuate the provisions of this Section 11; provided however, Tenant’s lease of Suite 200 on the terms set forth herein shall be effective notwithstanding the parties’ failure to enter into such Lease amendment.

12. Brokers. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than The Aleshire Company (“Tenant’s Broker”) and HPI Real Estate and Investments (“Landlord’s Broker”), and that it knows of no other real estate brokers or agents who are or might be entitled to a commission in connection with this Amendment. Landlord agrees to pay a commission to Tenant’s Broker and to Landlord’s Broker pursuant to separate written agreements between Landlord and such brokers. Tenant agrees to indemnify and hold Landlord harmless from and against any liability or claim arising in respect to any brokers or agents claiming a commission by, through, or under Tenant in connection with this Amendment other than Tenant’s Broker. Landlord agrees to indemnify and hold Tenant harmless from and against any liability or claim arising in respect to any brokers or agents claiming a commission by, through, or under Landlord in connection with this Amendment.

13. Defined Terms. Except as defined differently herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them under the Lease.

14. Authority. Tenant represents to Landlord as follows: (i) Tenant is a duly formed and validly existing corporation under the laws of the State of Delaware, (ii) Tenant has and is qualified to do business in Texas, (iii) Tenant has the full right and authority to enter into this Amendment, and (iv) each person signing on behalf of Tenant was and continues to be authorized to do so.

15. Exhibit. Each exhibit attached hereto is made a part hereof for all purposes.

16. Ratification of Lease. Except as amended hereby, the Lease shall remain in full force and effect in accordance with its terms and is hereby ratified. In the event of a conflict between the Lease and this Amendment, this Amendment shall control.

17. Entire Agreement. This Amendment, together with the Lease, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment or the Lease, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose.

18. Successors and Assigns. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

19. Severability. A determination that any provision of this Amendment is unenforceable or invalid shall not affect the enforceability or validity of any other provision hereof and any determination that the application of any provision of this Amendment to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

20. Governing Law. This Amendment shall be governed by the laws of the State of Texas.

21. Submission of Amendment Not Offer. The submission by Landlord to Tenant of this Amendment for Tenant’s consideration shall have no binding force or effect, shall not constitute an option, and shall not confer any rights upon Tenant or impose any obligations upon Landlord irrespective of any reliance thereon, change of position or partial performance. This Amendment is effective and binding on Landlord only upon the execution and delivery of this Amendment by Landlord and Tenant.

22. Lease Not a Construction Contract. Landlord and Tenant acknowledge and agree that the Lease, as amended hereby, including all exhibits a part thereof, is not a construction contract or an agreement collateral to or affecting a construction contract.

Signature Page to Follow.

IN WITNESS WHEREOF, the parties have executed this Amendment as of this 27th day of February.

LANDLORD

WCOT/HILL SAN CLEMENTE, LP, a Delaware limited partnership

	By:	HPI Real Estate Management, Inc., a Texas corporation, its authorized agent
Approved:

/s/ Richard Paddock	By:	/s/ Richard E. Anderson
Richard Paddock	Name: Richard E. Anderson
Title: President

TENANT

BAZAARVOICE, INC., a Delaware corporation

	By:	/s/ Stephen Collins
Name: Stephen Collins
Title: CFO

EXHIBIT A

FLOOR PLAN FOR THIRD EXPANSION SPACE

A-1

A-2

EXHIBIT B

WORK LETTER

1. Plans.

1.1 Space Plan. Within twenty (20) business days after the date of this Amendment, Tenant shall deliver to Landlord a space plan for the Third Expansion Space prepared by Tenant’s space planner, at Tenant’s expense (subject to reimbursement through the Finish Allowance). Landlord will approve or disapprove in writing the space plan within three (3) business days after receipt from Tenant and if disapproved, Landlord shall provide Tenant and Tenant’s space planner with specific reasons for disapproval. If Landlord fails to approve or disapprove the space plan on or before the end of such three (3) business day period, Landlord shall be deemed to have approved the last submitted space plan. Landlord will not disapprove any element of the space plan that is generally consistent with the improvements and finishes in the Current Premises. The foregoing process shall be repeated until Landlord has approved (which shall include deemed approval) the space plan (such space plan, when approved by Landlord and Tenant, is herein referred to as the “Space Plan”). Landlord shall not unreasonably withhold its approval of the Space Plan.

1.2 Compliance With Disability Acts. Tenant shall provide Tenant’s space planner and/or architect as applicable, with all information needed to cause the construction of Tenant’s Improvements to be completed such that Tenant, the Third Expansion Space and Tenant’s Improvements (as constructed) will be in compliance with the Disability Acts. Tenant shall indemnify and hold harmless Landlord from and against any and all claims, liabilities and expenses (including, without limitation, reasonable attorney’s fees and expenses) incurred by or asserted against Landlord by reason of or in connection with any violation of the Disability Acts by Tenant and/or Tenant’s Improvements or the Third Expansion Space not being in compliance with the Disability Acts, except with respect to any non-compliance of the Third Expansion Space existing on the date of this Amendment. The foregoing indemnity shall not include any claims, liabilities or expenses (including reasonable attorneys’ fees and expenses) arising out of the negligence, gross negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors.

1.3 Construction Plans. Within sixty (60) days after written approval (or deemed approval) of the Space Plan by Landlord and Tenant, a licensed architect and MEP engineer selected by Tenant and reasonably acceptable to Landlord, at Tenant’s expense (subject to reimbursement through the Finish Allowance), will prepare construction plans (such construction plans, when approved in writing (or deemed approved) by Landlord and Tenant, and all changes and amendments thereto agreed to by Landlord and Tenant in writing, are herein called the “Construction Plans”) for all of Tenant’s improvements requested pursuant to the Space Plan (all improvements required by the Construction Plans are herein called “Tenant’s Improvements”), including complete detail and finish drawings for partitions, doors, reflected ceiling, telephone outlets, electrical switches and outlets and Building standard heating, ventilation and air conditioning equipment and controls. Within five (5) business days after construction plans are delivered to Landlord, Landlord shall approve (which approval shall not be unreasonably withheld) or disapprove same in writing and if disapproved, Landlord shall provide Tenant and Tenant’s architect specific reasons for disapproval. If Landlord disapproves of the submitted construction plans, Tenant shall cause Tenant’s architect to revise the construction plans to incorporate Landlord’s comments and re-submit the revised construction plans to Landlord within five (5) business days after Landlord’s notice of disapproval. Within three (3) business days after the revised construction plans are delivered to Landlord, Landlord shall approve (which approval shall not be unreasonably withheld) or disapprove same in writing and if disapproved, Landlord shall provide Tenant and Tenant’s architect specific reasons for disapproval. The foregoing process shall continue until the construction plans are approved by Landlord; provided that if Landlord fails to respond in the five (5) or any three (3) business day period, as applicable, Landlord shall be deemed to have approved the last submitted construction plans. If the construction plans are not approved in writing (or deemed approved) by both Tenant and Landlord on or before April 30, 2012 for any reason whatsoever, then each day after April 30, 2012 that the construction plans are not approved (or deemed approved) by Landlord and Tenant shall constitute one (1) day of Tenant Delay. Landlord hereby agrees that Landlord shall not be entitled to disapprove construction plans except for the following reasons: (i) the construction plans do not conform to applicable laws, rules and regulations, (ii) the construction plans or specifications will not accommodate Building standard heating, cooling, mechanical, electrical or plumbing improvements, (iii) the construction plans or specifications do not conform to the Space Plan, or (iv) the work required by the construction plans affects the exterior of the Third Expansion Space or the Building.

1.4 Changes to Approved Plans. If any re-drawing or re-drafting of either the Space Plan or the Construction Plans is necessitated by Tenant’s written, requested changes (all of which shall be subject to approval by Landlord (which approval shall not be unreasonably withheld or delayed) and, if applicable, the Texas Department of Licensing & Regulation and any other governmental agency or authority to which the plans and specifications are required to be submitted), the expense of any such re-drawing or re-drafting required in connection therewith and the expense of any work and improvements necessitated by such re-drawing or re-drafting will be charged to Tenant (subject to reimbursement from the Finish Allowance). Landlord shall not have the right to make changes to the Construction Plans without Tenant’s approval, which approval shall not be unreasonably withheld or delayed.

1.5 Coordination of Planners and Designers. If Tenant shall arrange for interior design services, whether with Landlord’s space planner or any other planner or designer, it shall be Tenant’s responsibility to cause necessary coordination of its agents’ efforts with Landlord’s agents to ensure that no delays are caused to either the planning or construction of the Tenant’s Improvements, and Landlord agrees to reasonably cooperate with Tenant in such regard.

1.6 Contract Selection Process. Promptly following the completion of the Construction Plans, Landlord shall competitively bid the construction of the Tenant’s Improvements to at least three (3) qualified general contractors approved by Landlord, one of which may be selected by Tenant (subject to Landlord’s reasonable approval). The contractor submitting the lowest qualified bid to perform the total construction project associated with Tenant’s Improvements shall be selected, unless otherwise agreed in writing by Landlord and Tenant. Notwithstanding Tenant’s right to approve the general contractor, the general contractor is the contractor only of Landlord and Tenant shall have no liability to the general contractor with respect to the construction contract.

2. Construction and Costs of Tenant’s Improvements.

2.1 Construction Obligation and Finish Allowance.

(a) Landlord agrees to construct Tenant’s Improvements, at Tenant’s cost and expense; provided, however, that Landlord shall provide Tenant with an allowance of up to Twenty-Nine and No/100 Dollars ($29.00) per square foot of Agreed Rentable Area of the Third Expansion Space (the “Finish Allowance”), which allowance shall be disbursed by Landlord, from time to time, but in no event more than monthly, for payment of (i) the contract sum required to be paid to the general contractor engaged to construct Tenant’s Improvements, which contract sum shall include without limitation, any costs incurred by such general contractor to comply with the construction requirements applicable to the Building (the “Contract Sum”), (ii) payment of the Construction Management Fee (hereinafter defined), (iii) the fees of the preparer of the Space Plan and the Construction Plans, (iv) the construction management fee payable to Tenant’s construction manager in a amount not to exceed One and No/100 Dollar ($1.00) per Agreed Rentable Area of the Third Expansion Space, and (v) such other costs related to the leasehold improvements (such as equipment, appliances and furnishings) as Landlord specifically approves in writing, it being understood that Landlord shall have no obligation whatsoever to fund any portion of the Finish Allowance for such other costs, except as otherwise expressly provided herein. In consideration of Landlord administering the construction of Tenant’s Improvements, Landlord will deduct from the Finish Allowance a fee equal to three percent (3%) of the Contract Sum to construct Tenant’s Improvements (the “Construction Management Fee”) (the foregoing costs are collectively referred to as the “Permitted Costs”). In the event any portion of the Finish Allowance remains unexpended after payment of all costs and expenses in connection with the Tenant’s Improvements, up to Three and No/100 Dollars ($3.00) per square foot of Agreed Rentable Area in the Third Expansion Space of such remaining amount (the “Permitted Additional Cost Allowance”) may be used for (i) the purchase and installation of telephone and data cabling and (ii) the purchase and installation of Tenant’s furniture, fixtures and equipment (such costs, “Permitted Additional Costs”). Following the Third Expansion Date, Landlord will reimburse Tenant for the Permitted Additional Costs (to the extent of any remaining Permitted Additional Cost Allowance) within thirty (30) days after Landlord’s receipt of invoices therefor. Any portion of the Finish Allowance, including any Permitted Additional Cost Allowance, that remains unexpended after payment of all costs and expenses in connection with the Tenant’s Improvements and the Permitted Additional Costs, may be used for alterations performed by Tenant in any portion of the Premises in accordance with the terms of Sections 6.303 and 6.304 of the Lease. Any portion of the Finish Allowance, including any Permitted Additional Cost Allowance, that is not requested to be disbursed by Tenant on the date that is six (6) months after the Third Expansion Date shall be the sole property of Landlord, and Tenant shall not be entitled to any credit, payment or abatement on account thereof. Notwithstanding anything to the contrary in this Exhibit B, the Suite 260 Finish Allowance shall be applied to pay the Permitted Costs prior to the Finish Allowance, and the Finish Allowance shall be used only after the Suite 260 Finish Allowance has been fully exhausted.

Further, notwithstanding anything to the contrary in Exhibit B attached to the Fourth Amendment, to the extent any of the Finish Allowance, as defined in Exhibit B to the Fourth Amendment (herein referred to as the “Suite 260 Finish Allowance”), remains unexpended after payment of all Permitted Costs (as defined in Exhibit B to the Fourth Amendment) with respect to Suite 260 and all Permitted Additional Costs (as defined in Exhibit B to the Fourth Amendment) with respect to Suite 260, such unexpended portion of the Suite 260 Finish Allowance may be used for alterations performed by Tenant in any portion of the Premises in accordance with the terms of Sections 6.303 and 6.304 of the Lease; provided any Suite 260 Finish Allowance not requested to be disbursed by Tenant by the date that is six (6) months after the Third Expansion Date shall be the sole property of Landlord, and Tenant shall not be entitled to any credit, payment or abatement on account thereof.

(b) Title to any fixtures (excluding, without limitation, all items paid for with the Permitted Additional Costs Allowance, personally, movable equipment, furniture and computers) installed in the Third Expansion Space and purchased with any portion of the Finish Allowance shall pass to Landlord upon payment of the invoice cost thereof and Tenant shall not remove any such fixtures (excluding, without limitation all items paid for with the Permitted Additional Costs Allowance, personally, movable equipment, furniture and computers) from the Third Expansion Space without Landlord’s express, prior written consent or unless requested by Landlord in connection with the expiration or earlier termination of the Lease.

(c) Landlord shall obtain a customary one (1) year warranty from the contractor performing the Tenant’s Improvements, and shall assign such warranty on a nonexclusive basis to Tenant with respect to any portion of the Tenant’s Improvements in the Third Expansion Space that Tenant is responsible to maintain.

2.2 Excess Costs. If the Permitted Costs exceeds the Finish Allowance, then Tenant shall pay all such excess costs (“Excess Costs”), provided, however, Landlord will, prior to the commencement of construction of Tenant’s Improvements, advise Tenant of the sum of the Contract Sum and the Construction Management Fee (the “Cost Estimate”). Tenant shall have five (5) business days from and after the receipt of such advice within which to approve or disapprove the Contract Sum and Cost Estimate. If Tenant fails to approve same by the expiration of the fifth such business day, then Tenant shall be deemed to have approved the Proposed Contract Sum and Cost Estimate. If Tenant disapproves the Contract Sum and Cost Estimate within such five (5) business day period, then Tenant shall either reduce the scope of Tenant’s Improvements such that the Contract Sum and Construction Management Fee do not exceed the Finish Allowance or, at Tenant’s option, Landlord shall obtain two (2) additional bids, provided that each day beyond such five (5) business day period and until the rebid is accepted by Tenant shall constitute a Tenant Delay hereunder. The foregoing process shall continue until a Contract Sum and Cost Estimate are accepted or deemed accepted by Tenant. Landlord and Tenant must approve (or be deemed to have approved) the Contract Sum for the construction of Tenant’s Improvements in writing prior to the commencement of construction.

2.3 Liens Arising from Excess Costs. Tenant agrees to keep the Third Expansion Space free from any liens arising out of nonpayment of Excess Costs. In the event that any such lien is filed and Tenant, within ten (10) days following Tenant’s receipt of written notice of such filing fails to cause same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it in its sole discretion deems proper, including payment of or defense against the claim giving rise to such lien. All sums paid by Landlord in connection therewith shall constitute Rent under the Lease and a demand obligation of Tenant to Landlord and such obligation shall bear interest at the rate provided for in Section 15.10 of the Supplemental Lease Provisions from the date of payment by Landlord until the date paid by Tenant.

2.4 Construction Deposit. Tenant shall remit to Landlord an amount (the “Prepayment”) equal to fifty percent (50%) of the projected Excess Costs, if any, within five (5) working days after commencement of construction by Landlord. On or prior to the Third Expansion Date, Tenant shall deliver to Landlord the actual Excess Costs, minus the Prepayment previously paid. Failure by Tenant to timely tender to Landlord the full Prepayment shall permit Landlord to stop all work until the Prepayment is received. All sums due Landlord under this Section 2.4 shall be considered Rent under the terms of the Lease and nonpayment beyond the applicable notice and cure period shall constitute a default under the Lease and entitle Landlord to any and all remedies specified in the Lease.

3. Delays. Delays in the completion of construction of Tenant’s Improvements or in obtaining a certificate of occupancy, if required by the applicable governmental authority, caused by the act or omission of Tenant, Tenant’s Contractors (hereinafter defined) or any person, firm or corporation employed by Tenant or Tenant’s Contractors shall constitute “Tenant Delays”. Landlord agrees to use reasonable efforts to promptly notify Tenant of any events causing Tenant Delays of which Landlord has actual knowledge. In the event that Substantial Completion of the Tenant’s Improvements with respect to the Third Expansion Space is delayed as a result of any Tenant Delays, then for purposes of determining the Third Expansion Date, the date of Substantial Completion shall be deemed to be the day that the Tenant’s Improvements would have been Substantially Complete absent any such Tenant Delays. The adjustment of the Third Expansion Date shall be Tenant’s sole and exclusive remedy for any delay in the Substantial Completion of the Tenant’s Improvements.

4. Substantial Completion and Punch List. The terms “Substantial Completion” and “Substantially Complete,” as applicable, shall mean when Tenant’s Improvements are sufficiently completed in accordance with the Construction Plans so that Landlord can obtain a temporary or permanent certificate of occupancy for the Third Expansion Space and Tenant can reasonably use the Third Expansion Space for the Permitted Use (as described in Item 10 of the Basic Lease Provisions). When Landlord reasonably considers Tenant’s Improvements to be Substantially Complete, Landlord will notify Tenant and within five (5) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Third Expansion Space and identify any necessary touch-up work, repairs and minor completion items as are necessary for final completion of Tenant’s Improvements. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his agreement on punch list items. Landlord will use reasonable efforts to cause the contractor to complete all punch list items within thirty (30) days after agreement thereon.

5. Tenant’s Contractors. If Tenant should desire to enter the Third Expansion Space or authorize its agent to do so prior to the Third Expansion Date, to perform approved work not requested of the Landlord, Landlord shall permit such entry if:

(a) Tenant shall use only such contractors which Landlord shall approve, which approval shall not be unreasonably withheld or delayed, and Landlord shall have approved the plans to be utilized by Tenant, which approval will not be unreasonably withheld or delayed; and

(b) Tenant, its contractors, workmen, mechanics, engineers, space planners or such others as may enter the Third Expansion Space (collectively, “Tenant’s Contractors”), work in harmony with and do not in any way disturb or interfere with Landlord’s space planners, architects, engineers, contractors, workmen, mechanics or other agents or independent contractors in the performance of their work (collectively, “Landlord’s Contractors”), it being understood and agreed that if entry of Tenant or Tenant’s Contractors has caused or is causing a material disturbance to Landlord or Landlord’s Contractors, and such disturbance is not abated within one (1) day following Tenant’s receipt of notice of the specific conduct causing such disturbance, then Landlord may, with prior written notice, refuse admittance to Tenant or Tenant’s Contractors causing such disturbance; and

(c) Tenant (notwithstanding the first sentence of subsection 7.201 of the Supplemental Lease Provisions), Tenant’s Contractors and other agents shall provide Landlord sufficient evidence that each is covered under such Worker’s Compensation, public liability and property damage insurance as Landlord may reasonably request for its protection.

Landlord shall not be liable for any injury, loss or damage to any of Tenant’s installations or decorations made prior to the Third Expansion Date and not installed by Landlord. Tenant shall indemnify and hold harmless Landlord and Landlord’s Contractors from and against any and all costs, expenses, claims, liabilities and causes of action arising out of or in connection with work performed in the Third Expansion Space by or on behalf of Tenant (but excluding work performed by Landlord or Landlord’s Contractors). Landlord is not responsible for the function and maintenance of Tenant’s Improvements which are different than Landlord’s standard improvements at the Property or improvements, equipment, cabinets or fixtures not installed by Landlord. Such entry by Tenant and Tenant’s Contractors pursuant to this Section 5 shall be deemed to be under all of the terms, covenants, provisions and conditions of the Lease except the covenant to pay Rent.

6. Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

LANDLORD’S REPRESENTATIVE:

NAME	Curt Whitlatch
ADDRESS	HPI Real Estate, Inc.
3600 North Capital of Texas Highway
Building B, Suite 250 Austin, TX 78746
PHONE	(512) 835-4455

TENANT’S REPRESENTATIVE:

NAME	Kathy Smith Willman
ADDRESS	3900 N. Capital of Texas Hwy.,
Building F Suite 300
Austin, Texas 78746
PHONE	(512) 732-9990

With a copy of notices delivered in connection with this Work Letter to:

NAME	Tony Proctor
ADDRESS	LML Group LLC
12700 Hill Country Blvd., S-100 Bee Cave, TX 78738
PHONE	(512) 944-6464 Mobile
(512) 857-0325 Fax

7. Building Shell. Notwithstanding anything to the contrary contained herein, Landlord shall be solely responsible (and no part of such work shall be charged as part of the Finish Allowance) and Tenant shall not be obligated to pay for the costs associated with providing the Building shell, which shall include, but not be limited to, the following work:

(a) Building standard ceiling grid and tiles stocked on the floor.

(b) Fire sprinklers, configured to a minimum standard layout of one sprinkler head per 225 useable square feet, or other configuration to be compliant with building code at that time.

(c) HVAC systems, configured to minimum Building standard requirements which are existing and operational, including high and medium pressure ducts. Perimeter VAV boxes only will be installed with thermostats.

(d) Electrical panels both high and low voltage, with available circuit space in a ratio commensurate with the area of the floor (full) to be occupied by the Tenant, are existing and operational. Electrical capacity shall be 4 watts per usable square foot on each floor net of all Building systems with an additional 3 watts per useable square foot available for Tenant’s use.

(e) Window treatments are installed throughout.

(f) Common areas (elevator lobbies and restrooms) are finished and clean.

In addition, notwithstanding anything to the contrary contained herein, Landlord shall be solely responsible (and no part of such work shall be charged as part of the Finish Allowance) for and Tenant shall not be obligation to pay for the following: (a) costs for improvements which are not shown on or described in the Construction Plans unless otherwise approved by Tenant; (b) costs incurred due to the presence of Hazardous Materials in the Third Expansion Space or the surrounding area; (c) attorneys’ fees incurred in connection with negotiation of construction contracts, and attorneys’ fees, experts’ fees and other costs in connection with disputes with third parties; (d) interest and other costs of financing construction costs and any costs for construction bonds or similar surety instruments; (e) penalties and late charges attributable to Landlord’s failure to pay construction costs; (f) offsite management or other general overhead costs incurred by Landlord; or (g) construction management, profit and overhead charges of Landlord in excess of Construction Management Fee.

EXHIBIT C

RENEWAL OPTION

1. If, and only if, on the Expiration Date and the date Tenant notifies Landlord of its intention to renew the Term of the Lease, (i) Tenant is not in default under the Lease, as amended hereby (beyond the expiration of any applicable notice and cure period), (ii) Tenant then occupies and the Premises then consist of at least Suites 250 and 300, Suite 260, and the Third Expansion Space, (iii) the Lease, as amended, is in full force and effect, and (iv) Tenant’s financial condition has not materially and adversely changed from the financial condition of Tenant existing on the date of this Amendment as evidenced by financial statements delivered to Landlord at such time, then Tenant, but not any assignee or subtenant of Tenant (other than an assignee pursuant to a Permitted Transfer), shall have and may exercise an option to renew the Lease with respect to the entire Premises only, for two (2) additional terms of five (5) years each (each, a “Renewal Term”) upon the same terms and conditions contained in the Lease, as amended hereby, with the exceptions that (x) the Lease shall not be further available for renewal after the second Renewal Term, (y) the rental for the Premises during each Renewal Term shall be the “Renewal Rental Rate,” and (z) Tenant shall not be entitled to receive any allowances provided with respect to the initial lease of the Premises or during the first Renewal Term, as applicable. The Renewal Rental Rate is hereby defined to mean the then prevailing rents (including, without limitation, those similar to the Basic Annual Rent and Additional Rent) payable by renewal tenants having a credit standing substantially similar to that of Tenant, for properties of equivalent quality, size, utility and location as the Premises, located within the area described below and leased for a term approximately equal to the applicable Renewal Term. The Renewal Rental Rate will take into consideration the tenant inducements offered in the renewal transactions considered by Landlord in determining the Renewal Rental Rate.

2. If Tenant desires to renew the Lease, Tenant must notify Landlord in writing of its intention to renew on or before the date which is at twelve (12) months but no more than eighteen (18) months prior to the Expiration Date or the expiration date of the first Renewal Term, as applicable. Landlord shall, within the next thirty (30) days, notify Tenant in writing of Landlord’s determination of the applicable Renewal Rental Rate and Tenant shall, within the next thirty (30) days following receipt of Landlord’s determination of the Renewal Rental Rate, notify Landlord in writing of Tenant’s acceptance or rejection of Landlord’s determination of the applicable Renewal Rental Rate. If Tenant timely notifies Landlord of Tenant’s acceptance of Landlord’s determination of the Renewal Rental Rate, the Term shall be extended as provided herein and Landlord and Tenant shall enter into an amendment to the Lease to reflect the extension of the Term and changes in Rent in accordance with this Exhibit, provided however, Tenant’s lease of the Premises on the terms set forth herein shall be effective notwithstanding the parties’ failure to enter into such Lease amendment. If (x) Tenant timely notifies Landlord in writing of Tenant’s rejection of Landlord’s determination of the Renewal Rental Rate or (y) Tenant does not notify Landlord in writing of Tenant’s acceptance or rejection of Landlord’s determination of the Renewal Rental Rate within such thirty (30) day period, the Term shall end on the Expiration Date or expiration date of the first Renewal Term, as applicable, and Landlord shall have no further obligations or liability hereunder. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Renewal Rental Rate for the Premises within thirty (30) days after the date Tenant notifies Landlord of Tenant’s rejection of Landlord’s determination of the Renewal Rental Rate, Tenant, by written notice to Landlord (the “Arbitration Notice”) within ten (10) days after the expiration of such thirty (30) day period, shall have the right to have the Renewal Rental Rate determined in accordance with the arbitration procedures described in Section 3 below. If Landlord and Tenant are unable to agree upon the Renewal Rental Rate for the Premises within the thirty (30) day period described and Tenant fails to timely exercise its right to arbitrate, Tenant’s renewal option set forth in this Exhibit shall be deemed to be null and void and of no further force and effect.

3. If Tenant provides Landlord with an Arbitration Notice, Landlord and Tenant, within ten (10) days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Renewal Rental Rate for the Premises during the applicable Renewal Tenn (collectively referred to as the “Estimates”) and shall each select a broker (hereinafter, a “broker”) to determine which of the two Estimates most closely reflects the Renewal Rental Rate for the Premises during the applicable Renewal Term. Each broker so selected shall be (i) a licensed commercial real estate broker in the State of Texas and (ii) have not less than ten (10) years’ experience in the field of commercial real estate brokerage for buildings similar to the Building in the Austin, Texas area. Upon selection, Landlord’s and Tenant’s brokers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Renewal Rental Rate for the Premises. The Estimate chosen by such brokers shall be binding on both Landlord and Tenant as the rental rate for the Premises during the applicable Renewal Term. If either Landlord or Tenant fails to appoint a broker within the ten (10) day period referred to above, the broker appointed by the other party shall be the sole broker for the purposes hereof. If the two brokers cannot agree upon which of the two Estimates most closely reflects the Renewal Rental Rate within thirty (30) days after their appointment, then, within ten (10) days after the expiration of such thirty (30) day period, the two brokers shall select a third broker meeting the aforementioned criteria. Once the third broker (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Renewal Rental Rate and such Estimate shall be binding on both Landlord and Tenant as the rental rate for the Premises. The parties shall share equally in the costs of the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant shall be borne by the party retaining such appraiser, counsel or expert.

4. If the Renewal Rental Rate has not been determined by the commencement date of the applicable Renewal Term, Tenant shall pay Basic Rent for the Premises upon the terms and conditions in effect during the last month of the immediately preceding Term for the Premises until such time as the Renewal Rental Rate has been determined. Upon such determination, the Basic Rent for the Premises shall be retroactively adjusted to the commencement of the applicable Renewal Term. If such adjustment results in an underpayment of Basic Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Basic Rent by Tenant, Landlord shall credit such overpayment against the next installment of Basic Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Basic Rent.

5. If Tenant is entitled to and properly delivers the Arbitration Notice, the Lease shall be extended with respect to the Premises as provided herein and Landlord and Tenant shall enter into an amendment to the Lease to reflect the extension of the Term and changes in Rent in accordance with this Exhibit, provided however, Tenant’s lease of the Premises on the terms set forth herein shall be effective notwithstanding the parties’ failure to enter into such amendment.

6. The renewal rights of Tenant hereunder shall not be severable from the Lease, nor may such rights be assigned or otherwise conveyed in connection with any permitted assignment of the Lease, except in connection with a Permitted Transfer. Landlord’s consent to any assignment of the Lease shall not be construed as allowing an assignment of such rights to any assignee. In the event an assignee pursuant to a Permitted Transfer exercises the renewal rights set forth herein, Tenant shall remain liable under the Lease for all of the obligations of the tenant hereunder during the applicable Renewal Term, whether or not Tenant has consented to or is notified of such renewal and Landlord shall have no obligation to obtain the consent of Tenant or to notify Tenant of such renewal.

7. The market area with respect to which the Renewal Rental Rate will be determined is the southwest Austin office submarket.

EXHIBIT D

RIGHT OF FIRST OFFER

A. Tenant shall have a right of first offer (the “Right of First Offer”) on all space in the Building (the “Offering Space”). Tenant’s Right of First Offer shall be exercised as follows: (i) with respect to existing tenants leasing the Offering Space as of the date of this Amendment: if (x) Landlord has not entered into an amendment to extend the existing tenants’ lease with respect to the Offering Space (or any portion thereof) prior to the expiration of such tenants’ renewal option(s) and the existing tenant does not exercise its renewal option, then within five (5) days after the expiration of the applicable existing tenants’ renewal option exercise date; and (ii) with respect to any future tenant leasing the Offering Space in accordance with the terms of this Exhibit D after Tenant has failed to exercise the Right of First Offer with respect to such space: if (x) Landlord has not entered into an amendment to extend the such future tenants’ lease with respect to the Offering Space (or any portion thereof) prior to the expiration of such future tenants’ renewal option(s) and the such future tenant does not exercise its renewal option, then within five (5) days after the expiration of the applicable future tenants’ renewal option exercise date, Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease the Offering Space to Tenant, which terms shall reflect the Prevailing Market (hereinafter defined) rate and terms for such Offering Space as reasonably determined by Landlord, or (y) if any of the Offering Space becomes available for lease to a party other than (I) the tenant or its successors or assigns under a lease in effect on the date of this Amendment, or (II) the future tenant or its successors assigns under a lease that is executed in accordance with the terms of this Exhibit D after Tenant has failed to exercise the Right of First Offer with respect to such space (by early termination or otherwise), then, within five (5) days after such Offering Spaces becomes available for lease, Landlord shall deliver an Advice to Tenant setting forth terms under which Landlord is prepared to lease the Offering Space to Tenant, which terms shall reflect the Prevailing Market rate and terms for such Offering Space as reasonably determined by Landlord. Tenant may lease the entire (but not a portion of) the Offering Space described in the Advice under such terms, by providing Landlord with written notice of exercise (the “Notice of Exercise”) within ten (10) days after the date of the Advice, except that Tenant shall have no such right and Landlord need not provide Tenant with an Advice if:

(i) Tenant is in default under this Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the Advice; or

(ii) more than twenty percent (20%) of the Premises is sublet at the time Landlord would otherwise deliver the Advice (other than pursuant to a Permitted Transfer); or

(iii) the Lease has been assigned prior to the date Landlord would otherwise deliver the Advice (other than pursuant to a Permitted Transfer); or

(iv) Tenant is not occupying the at least eight percent (80%) of the Premises on the date Landlord would otherwise deliver the Advice; or

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(v) Tenant’s financial condition has not materially and adversely changed from the financial condition as of the date of this Amendment as evidenced by Tenant’s financial statements as of the month ending prior to the date of Tenant’s receipt of an Advice.

B. The term for the Offering Space shall commence upon the commencement date stated in the Advice and thereupon such Offering Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice including the termination date, shall govern Tenant’s leasing of the Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of the Lease shall apply to the Offering Space, provided that any options to renew, terminate or expand set forth in this Lease, as amended hereby, shall not apply to the Offering Space, and only the options set forth in the Advice, if any, shall be applicable to the Offering Space. Tenant shall pay Rent for the Offering Space in accordance with the terms and conditions of the Advice.

C. The Offering Space leased by Tenant hereunder shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of such Offering Space or the date the term for such Offering Space commences, unless the Advice specifies work to be performed by Landlord in such Offering Space, in which case Landlord shall perform such work in such Offering Space. If Landlord is delayed delivering possession of such Offering Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for such Offering Space shall be postponed until the date Landlord delivers possession of such Offering Space to Tenant free from occupancy by any party.

D. The rights of Tenant hereunder with respect to the Offering Space shall terminate on the earliest to occur of (i) the expiration of the Term of the Lease, as extended by this Amendment; provided that in the event Tenant exercises the renewal options set forth in Exhibit C to this Amendment, Tenant’s rights hereunder shall continue through the applicable Renewal Term; (ii) Tenant’s failure to exercise its Right of First Offer within the ten (10) day period provided in Section A above; and (iii) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in Section A above. Notwithstanding the foregoing, if (x) Tenant was entitled to exercise its Right of First Offer, but failed to provide Landlord with a Notice of Exercise within the ten (10) day period provided in Section A above, and (y) Landlord does not enter into a lease for all or any portion of the Offering Space with a third party within a period of six (6) months following the date of the Advice, Tenant shall once again have a Right of First Offer with respect to such Offering Space in accordance with the terms of this Exhibit. In addition, Tenant shall once again have the Right of First Offer with respect to such Offering Space in accordance with the terms of this Exhibit if, within such six (6) month period, Landlord proposes to lease all or any portion of the Offering Space to a third party tenant on terms that are substantially different than those set forth in the Advice. For purposes hereof, the terms offered to a third party shall be deemed to be substantially the same as those set forth in the Advice as long as there is no more than a five percent (5%) reduction in the “bottom line” cost per rentable square foot of the Offering Space to the third party when compared with the “bottom line” cost per rentable square foot under the Advice, considering all of the economic terms of the both deals, respectively, including, without limitation, the length of term, the net rent, any tax or expense escalation or other financial escalation and any financial concessions. In addition, if Landlord does enter into a lease for the Offering Space during the Lease Term, Tenant shall have a Right of First Offer on such Offering Space, subject to the terms hereof.

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E. If Tenant exercises its rights hereunder with respect to the Offering Space, Landlord and Tenant will enter into an amendment to the Lease reflecting (i) the addition of the Offering Space to the Premises, (ii) the increase in Basic Annual Rent and Additional Rent payable under this Lease calculated based on the terms set forth in the Advice, (iii) the increase in Tenant’s Pro Rata Share Percentage (calculated with the increase in the total Agreed Rentable Area based upon the Agreed Rentable Area of the applicable Offering Space), (iv) the term of the Lease with respect to the Offering Space, and (v) such other amendments as are necessary to fully effectuate the provisions of this Exhibit; provided however, Tenant’s lease of the Offering Space on the terms set forth herein shall be effective notwithstanding the parties’ failure to enter into such Lease amendment.

F. For purposes of this Right of First Offer Exhibit, “Prevailing Market” rate shall mean the prevailing rents (including, without limitation, those similar to the Basic Annual Rent and Additional Rent) payable by new and renewal tenants having a credit standing substantially similar to that of Tenant, for properties of equivalent quality, size, utility and location as the Offering Space, located within the southwest Austin office submarket. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease, such as rent abatements, construction costs and other concessions and the manner, if any, in which the Landlord under any such lease is reimbursed for operating expenses and taxes. The determination of the Prevailing Market rate shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease, as amended hereby.

Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to (i) the expansion rights (whether such rights are designated as a right of first offer, right of first refusal or expansion option) of any tenant of the Building existing on the date hereof, and (ii) the renewal or extension rights of any tenant leasing all or any portion of the Offering Space after the date hereof.

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